Exhibit 6(b)(ii)(2)



As of December 5, 1994

Wombat Productions
A Division of The CineMasters Group, Inc.
c/o Janson Associates, Inc.
Plaza West
88 Semmens Road
Harrington Park, NJ 07640

Attention:  Mr. Stephen Janson

RE:   BIOGRAPHY:  CHARLTON HESTON AND ROGER MOORE

Ladies and Gentlemen:

This will acknowledge and confirm the terms pursuant to which Wombat Productions, a division of CineMasters Group, Inc. ("Producer") and A&E Television Networks ("A&E") have agreed with respect to the above-named two (2), one (1) hour programs ("Program(s)") to be co-produced by Producer with A&E for exhibition over the A&E television networks ("Networks").

1.    TERM
      The Term of the Agreement shall commence on the date hereof and continue for so long as A&E shall have any right in any Program.

2.    EXHIBITION PERIOD / COMMENCEMENT DATE
      A&E shall have the right to exhibit each of the Programs for a period of five (5) years commencing on the earlier of the first telecast or the date four (4) months after delivery of each Program (pay or play).

3.    OPTION TO EXTEND EXHIBITION PERIOD
      A&E shall have an irrevocable option exercisable by written notice no later than August 31, 1999 to extend the Exhibition Period for an additional two
(2) years and ten (10) playdates.

4.    OPTION TO ORDER ADDITIONAL PROGRAMS
      A&E shall have an irrevocable option exercisable by written notice no later than September 1, 1995 to order up to two (2) additional programs ("Optional Program(s)") on all applicable terms set forth herein.

5.    TERRITORY
      Those areas capable of receiving transmissions from a satellite transponder carrying the Networks, limited to the United States, its territories and possessions (including Puerto Rico, Guam and the U.S. Virgin Islands), and, in the English language only, Canada, Mexico, Central America and the Caribbean.

6.    MEDIA
      A&E shall have the right to transmit the Programs in television formats including, but not limited to cable, microwave, multipoint distribution service
(MDS),  satellite  master antenna  television  system (SMATV),  direct broadcast satellite (DBS), and transmission directly to so-called "backyard" TVRO receiving dishes, and including simulcasting of the Programs' stereophonic sound tracks over FM radio.

7.    PLAYDATES
      Twenty-five (25) for each Program. A Playdate shall consist of any exhibition(s) of a Program occurring within a twenty-four (24) hour period.

8.    PREMIERE
      Producer warrants and represents that A&E's initial exhibition hereunder shall constitute each Program's premiere over standard television and non-standard television formats (including "superstation" distant signal carriage such as WTBS) throughout the world.

9.    EXCLUSIVITY
      Each Program shall be exclusive to A&E in the United States and its territories and possessions (including Puerto Rico, Guam and the U.S. Virgin Islands) and Canada (in the English language only) over standard television and non-standard television (including "superstation" distant signal carriage such as WTBS) from the date hereof until the expiration of the Term.

      With respect to Mexico, Central America and the Caribbean, each Program shall be non-exclusive during the Term.

10.   CREATIVE RIGHTS
      A&E shall have its standard rights of prior creative approval with respect to all key elements of each Program including but not limited to the subject of each Program, host, principal performers, narrator, director, writer, scripts, credits and rough cut.

      Gene Feldman and Suzette Winter are pre-approved as co-writers and co-directors of the Programs.

11.   CREDITS
      A&E shall receive the following permanent credit within each Program, "Produced by Wombat Productions in association with Janson Associates and A&E Network." In addition, each Program shall conclude with a graphic (to be furnished by A&E) stating "This has been a presentation of A&E Network."

12.   EDUCATORS' RIGHTS

      A&E shall have the right to authorize educators to tape and retain each Program for the duration of the Exhibition Period.

13.   FINANCIAL COMMITMENT
      The total sum of Two Hundred Forty Thousand Dollars
($240,000).

      In the event A&E exercises its options to order any Optional Program(s), the Financial Commitment shall be One Hundred Twenty Thousand Dollars ($120,000) for each Optional Program.

      In the event A&E exercises its options to extend the Exhibition Period, A&E shall pay Twenty Thousand Dollars ($20,000) for the extension of the Exhibition Period for each
Program.

14.   PAYMENT SCHEDULE
      a.    The Financial Commitment shall be payable as follows:

      Twenty-Four Thousand Dollars ($24,000) within fifteen (15) business days of mutual execution of this Agreement;

      Thirty Thousand Dollars ($30,000) within fifteen (15) business days of commencement of principal photography of each of the Programs (Sixty Thousand Dollars ($60,000 total), which has occurred on or about November 15, 1994 with respect to both Programs;

      Forty-Two Thousand Dollars ($42,000) within fifteen (15) business days of completion of production of each of the Programs (Eighty-Four Thousand Dollars ($84,000) total) and delivery and approval by A&E of the rough cut, currently scheduled to occur on or about January 11, 1995 with respect to CHARLTON HESTON and on or about March 31, 1995 with respect to ROGER MOORE; and

      Thirty-Six Thousand Dollars ($36,000) within six (6) weeks of delivery to A&E and technical acceptance of the Delivery Materials for each Program as defined herein (Seventy-Two Thousand Dollars ($72,000) total) subject to delivery of the E&O Certificate to A&E's Legal & Business Affairs Department as set forth herein.

      b. In the event A&E exercises its option to order any Optional Program(s), the Financial Commitment therefor shall be payable Twelve Thousand Dollars ($12,000) within fifteen (15) business days of the exercise of the option, and the balance shall be payable according to the same schedule as provided for each of the Programs

      c. In the event A&E exercises its option to extend the Exhibition Period for any Program(s), the fee therefor shall be payable within fifteen (15) business days of the exercise of the option.

      d. All payments due the Producer hereunder shall be made to and in the name of Janson Associates, Inc., and such payment shall fully discharge A&E's payment obligations hereunder.

15.   EDITING AND NARRATION
      Producer shall edit the Programs to conform to A&E's programming format as set forth in Schedule A attached hereto and made a part hereof.

      A&E shall have the right to edit each Program further for any and all purposes whatsoever including, without limitation, formatting and scheduling, to insert commercials and to conform with A&E's standards and practices. A&E shall also have the right to renarrate each Program.

16.   FOOTAGE RIGHTS
      Producer shall obtain the rights for A&E to use all of the archival material, television and movie clips, music, interview material and any other material not specifically created for inclusion in the Programs ("Third Party Material") for all the purposes described herein for the Term ("Minimum Rights").

      Without limiting the foregoing, Producer warrants and represents that A&E shall have the rights to use all of the Third Party Material in non-standard television throughout the Territory for the Term, including any extensions of the Exhibition Period ("Minimum Rights") without payment by A&E to any third parities whatsoever.

      Producer shall deliver to A&E a full and complete written summary of the usage and extent of Third Party Material, together with copies of all agreements relating thereto ("Rights Bible"), not later than delivery of each Program.

17.   PROFIT PARTICIPATION
      Producer shall have the right to distribute the Programs in any and all media (including videograms) outside of the Territory, and shall pay A&E Seven Percent (7%) of Producer's gross receipts derived therefrom, in perpetuity. "Gross Receipts" shall be all amounts paid for exploitation of the Programs, including videogram advances and royalties, less any and all residual and rights payments made by Producer with respect to the distribution of each Program outside the Territory, except for the first One Hundred Thousand Dollars ($100,000) of gross receipts for each Program. Each Program shall be accounted for separately, and there shall be no cross collateralization.

18.   VIDEOGRAMS
      A&E shall have the right to purchase finished videograms of each Program from Producer for direct marketing by A&E in the Territory at a price not to exceed Forty-Five Percent (45%) of their suggested retail price.

      The term "videogram" as used herein shall mean video cassette, video disc, and all other video device forms and configurations.

19.   DELIVERY MATERIALS
      Producer agrees to deliver the materials listed below to A&E on or before May 15, 1995:
      * One (1), first-generation, master, one-inch (1"), Type C, NTSC color videotape of each Program with continuous drop-frame time code, and whenever available, stereo sound, to be delivered to Modern Telecommunications, Inc. at 1 Dag Hammarskjold Plaza, "C" Level, New York, NY 10017 to the account of the A&E TELEVISION NETWORKS.

      * A script, if available, and music cue sheets for each Program.

      The Programs shall be in accordance with the technical specifications set forth in Schedule C attached hereto and made a part hereof.

      Timely delivery of the Programs is of the essence of this Agreement.

20.   PROMOTIONAL MATERIALS

      Upon the earlier of mutual execution of this Agreement or delivery of the Delivery Materials, Producer shall provide A&E with promotional materials including color or black-and-white slides, transparencies, and photographs with captions; brochures; program logos; a synopsis and description of each Program; a complete list of cast and credits; and biographies of key Program performers and the host, if any.

21.   INDEMNIFICATION
      Producer warrants and represents that it has the right to enter into this Agreement, to grant all rights granted herein, to perform all of Producer's obligations hereunder and that A&E's exercise of its rights hereunder, including, without limitation, the exhibition, promotion, publicity and advertising use of any Program or any part thereof as licensed herein shall not violate the rights of any third party.

      Producer shall indemnify and hold harmless A&E from and against any claims, damages, liabilities, costs and expenses, including but not limited to reasonable counsel fees, relating to the Programs or arising from exhibition of any Program over the Networks, any breach of any warranty or representation made by Producer herein, and any promotional use of any Program or any elements thereof in any manner in any media (but not as direct endorsement of any product), including, without limitation, clips, photographs and music.

22.   E&O INSURANCE
      Producer shall procure and maintain in full force and effect with respect to the Programs, a policy of standard Producer's Liability (errors and omissions) insurance for the first year of the Term and Distributor's Liability insurance for the balance of the Term in annual renewals, all naming A&E as an additional insured, all issued by a nationally recognized insurance carrier, and with minimum limits of at least $1,000,000 for any single occurrence and $3,000,000 for all claims in the aggregate, which polic(y)(ies) may not be canceled without thirty (30) days' prior written notice to A&E.

Please sign below and indicate your acceptance of the foregoing and return all copies of the Agreement to A&E to the attention of the Vice President, Legal and Business Affairs, A&E Television
Networks.

Sincerely,

A&E TELEVISION NETWORKS             ACCEPTED AND AGREED:


By:  /s/ Seymour H. Lesser          WOMBAT PRODUCTIONS
      Seymour H. Lesser             A DIVISION OF THE CINEMASTERS
Executive Vice President &    GROUP, INC.
      Chief Administrative          By:  /s/ Gene Feldman
      Officer                       Gene Feldman, President

                                    13-2648369
                                    Federal ID Number

AMENDMENT

As of June 27, 1995

Wombat Productions
A Division of The CineMasters Group, Inc.
c/o Janson Associates, Inc.
Plaza West
88 Semmens Road
Harrington Park, NJ 07640

Attention:  Mr. Stephen Janson

RE:   AMENDMENT TO AGREEMENT AS OF DECEMBER 5, 1994

Ladies and Gentlemen:

Reference is made to the agreement between Wombat Productions, a division of CineMasters Group, Inc. ("Producer") and A&E Television Networks ("A&E") dated as of December 5, 1994 ("Agreement"). Producer previously co-produced Programs for A&E entitled CHARLTON HESTON and ROGER MOORE ("Programs 1 & 2").

Producer and A&E have agreed and do hereby agree that the Agreement shall be amended as follows:

1. Paragraph 4 of the Agreement is hereby deleted and the following is substituted in its place and stead:

      "4.   PROGRAM ORDER AND OPTIONS TO ORDER ADDITIONAL PROGRAMS
      A&E hereby orders and Producer agrees to produce and deliver the following five (5) Programs ("Programs 3 - 7"), each one (1) hour in length under the Agreement:
            YUL BRYNNER
            BURT LANCASTER
            JACK LEMMON
            JOAN CRAWFORD
            FRED MACMURRAY

      A&E shall have two (2) successive dependent options, each to order up to five (5) additional programs, ("Program(s) 8 - 12" and Program(s) 13 -17"), to be exercised no later than the date of delivery of the next-to-last Program of the previous group of Programs set forth above."

2. Paragraph 3 of the Agreement is hereby deleted and the following is substituted in its place and stead:

      "3.   OPTIONS TO EXTEND PROHIBITION PERIODS
      A&E shall have two (2) successive dependent options to extend the Exhibition Period for each of Programs 1 - 7 and 8 - 17, if any are ordered pursuant to Paragraph 4 hereof.

      The first extension shall be for two (2) Additional years (and ten (10) additional Playdates) ("First Extension"), exercisable for Programs 1 & 2 no later than January 31, 2000 and for Programs 3 - 17 no later than four years after the commencement of the Exhibition Period for each Program.

      The second extension shall be for three (3) additional years thereafter, (and fifteen (15) additional Playdates) ("Second Extension"), exercisable for Programs 1 - 17 no later than the end of the first year of the First Extension."

3. Paragraph 13 of the Agreement is hereby deleted and the following shall be substituted in its place and stead:

      "13.  FINANCIAL COMMITMENT
      For Programs 1 and 2, the Financial Commitment shall be the total sum of Two Hundred Forty Thousand Dollars ($240,000), receipt of which is hereby acknowledged by Producer.

      For Programs 3 - 7, the Financial Commitment shall be One Hundred Twenty Thousand Dollars ($120,000) per Program for a total of Six Hundred Thousand Dollars ($600,000).

      In the event A&E exercises its options, or any of them, to order any of Programs 8 - 12, the Financial Commitment shall be One Hundred Twenty-Five Thousand Dollars ($125,000) per Program.

      In the event A&E exercises its options, or any of them, to order any of Programs 13 - 17, the Financial Commitment shall be One Hundred Thirty Thousand Dollars ($130,000) per Program.

      In the event A&E exercises any of its options to extend the Exhibition Period for any Program (for either the First Extension or the Second Extension), the Financial Commitment for each such extension for each Program shall be Twenty Thousand Dollars ($20,000)."

4. A new subparagraph 14.aI. shall be added to the Agreement after subparagraph 14.a, as follows:

      "(14.   PAYMENT SCHEDULE)
      aI.   The Financial Commitment for Programs 3 - 7 shall be
payable as follows:

      Sixty Thousand Dollars ($60,000) within fifteen business days of mutual execution of this Amendment;

      Thirty Thousand Dollars ($30,000) within fifteen (15) business days of commencement of principal photography of each Program (One Hundred Fifty Thousand Dollars ($150,000 total) for Programs 3 - 7);

      Forty-Two Thousand Dollars ($42,000) within fifteen (15) business days of completion of production and delivery and technical approval by A&E of the rough cut of each Program (Two Hundred Ten Thousand Dollars ($210,000) total for Programs 3 - 7); and

      Thirty-Six Thousand Dollars ($36,000) within six (6) weeks of delivery to A&E and technical acceptance of the Delivery Materials for each Program offered hereunder as defined herein subject to delivery of the E&O Certificate to A&E's Legal & Business Affairs Department as set forth herein (One Hundred Eighty Thousand Dollars ($180,000) total for Programs 3 - 7)."

5. Subparagraph 14.b of the Agreement is hereby deleted and the following is substituted in its place and stead:

      "(14. PAYMENT SCHEDULE)
      b. In the event A&E exercises any of its options to order any of Program(s) 8 - 12, the Financial Commitment therefor shall be payable Twelve Thousand Dollars ($12,000) per Program ordered, within fifteen (15) business days of the exercise of the option, and the balance shall be payable according to the same schedule as provided under Subparagraphs 14.a and 14.aI for Programs 1 - 7, except that the payment due within fifteen (15) business days of completion of production and delivery and technical approval of the rough cut shall be Forty-Seven Thousand Dollars ($47,000) per Program.

      In the event A&E exercises any of its options to order any of Program(s) 13 - 17, the Financial Commitment therefor shall be payable Twelve Thousand Dollars ($12,000) per Program ordered, within fifteen (15) business days of the exercise of the option, and the balance shall be payable according to the same schedule as provided under Subparagraphs 14.a and 14.aI for Programs 1 - 7, except that the payment due within fifteen (15) business days of completion of production and delivery and technical approval of the rough cut shall be Fifty-Two Thousand Dollars ($52,000) per Program.

6. A new Paragraph 17A shall be added to the Agreement following Paragraph 17, as follows:

      "17A. A&E FRANCHISED CHANNELS
      Producer shall retain the right to license to television in all territories except the United States and its territories and possessions and Canada (and Producer shall also retain the right to license to television in Canada in the French language), provided however, that notwithstanding the provisions of Paragraphs 5 and 17 hereof, A&E shall have the right to license the non-exclusive television exhibition of any Program on any A&E franchised channel, in any country in which it operates:
      (a) in the event that Producer has not theretofore licensed the television exhibition in such country, no earlier than two (2) years after delivery of such Program to A&E, or
      (b) in the event that Producer has licensed the television exhibition:
            (i) in Great Britain: no earlier than six (6) years after delivery of such Program to A&E, and
            (ii) in all other countries and territories: no earlier than four (4) years after delivery of such Program to A&E.

      The term "A&E franchised channel" shall mean any television program service owned, controlled, programmed or operated solely or jointly by A&E or which A&E has licensed the Networks' name(s) and/or format(s) in any language.

      Notwithstanding the possible expiration of the Exhibition Period for any Program, or the failure of A&E to extend the Exhibition Period for such Program, A&E may license such Program on any A&E franchised channel(s) for up to four (4) years and twenty (20) Playdates.

      If required for A&E to exercise its rights under this provision, Producer shall deliver a master videotape for any such Program with separate M&E track for dubbing, and A&E shall have the right to dub the Program(s) into foreign languages.

      Producer shall give A&E prompt notice of any television licenses it has entered into for any of the Programs, for any Territories for which A&E shall make a written request, in order to facilitate A&E's exercise of its rights hereunder without violating the rights of Producer or of any such television licensee."

7. Paragraph 18 of the Agreement shall be amended by deleting the phrase "Forty-five Percent (45%)" and substituting the phrase "Forty Percent (40%)" in its place and stead.

8. The introductory clause of Paragraph 19 of the Agreement is hereby deleted and the following is substituted in its place and stead:

      "(19. DELIVERY MATERIALS
      Producer agrees to deliver the materials listed below to A&E for Programs 1 and 2 on or before May 15, 1995. Producer agrees to deliver the materials listed below for Programs 3 - 7 according to the following schedule:
            Title:                        Delivery Date:

            YUL BRYNNER                   August 18, 1995
            BURT LANCASTER                November 3, 1995
            JACK LEMMON                   February 26, 1996
            JOAN CRAWFORD                 June 3, 1996
            FRED MACMURRAY                August 24, 1996

      The Delivery Dates for Programs 8 - 12 and for Programs 13 - 17 shall be at approximately twelve (12) week intervals to be determined by A&E in consideration of A&E's scheduled exhibition dates and the Producer's reasonable production requirements."

9. The parties agree to set dates certain for the exercise of all options hereunder consistent with the schedules of delivery and Commencement Dates provided herein.

10. The limits of liability of the insurance requirements of Paragraph 22 of the Agreement shall apply to each Program individually and separately.

Except as specifically amended herein, all the terms and conditions of the Agreement are hereby ratified and confirmed.

If the foregoing is acceptable to Producer, please indicate Producer's approval by signing in the space provided below and returning a copy of this amendment to the attention of the Vice President of Business Affairs and General Counsel, A&E Television
Networks.

Sincerely,

A&E TELEVISION NETWORKS             ACCEPTED AND AGREED:


By:  /s/ Seymour H. Lesser          WOMBAT PRODUCTIONS, A
      Seymour H. Lesser             DIVISION OF THE CINEMASTERS,
Executive Vice President      GROUP, INC.
      Chief Financial and           By:  /s/ Gene Feldman
      Administrative Officer        Gene Feldman, President

                                    13-2648369
                                    Federal ID Number

             [Letterhead of A&E Television Networks]






November 8, 1996

Mr. Stephen Janson
Wombat Productions
A Division of the CineMasters Group, Inc.
c/o Janson Associates, Inc.
Plaza West
88 Semmens Road
Harrington Park, NJ 07640

RE:   BIOGRAPHY(R)- PROGRAMS 8 - 10

Dear Steve,

I am pleased to return to you a fully executed copy of the amendment to the agreement between us for the above referenced programs.

Best regards,

Sincerely,

/s/ Nancy McGeorge
Nancy McGeorge

Attach.

AMENDMENT

As of October 1, 1996

Wombat Productions
A Division of The CineMasters Group, Inc.
c/o Janson Associates, Inc.
Plaza West
88 Semmens Road
Harrington Park, NJ 07640

Attention:  Mr. Stephen Janson

RE:         BIOGRAPHY(R) PROGRAMS 8 - 10

Ladies and Gentlemen:

Reference is made to the agreement between Wombat Productions, a division of CineMasters Group, Inc. ("Producer") and A&E Television Networks ("A&E") dated as of December 5, 1994 ("Agreement"), as amended as of June 27, 1995 ("Amendment").

Pursuant to Paragraph 1 of the Amendment, A&E hereby exercises its option to require Producer to produce three (3) additional Programs ("Programs 8 - 10") for the BIOGRAPHY(R) series on all of the terms and conditions of the Agreement and Amendment.

Producer and A&E have agreed and do hereby agree that the Agreement and Amendment shall be further amended as follows:

1.    SUBJECT MATTER & DELIVERY DATE

      A&E hereby approves the following subject matter and delivery dates:

      Program:    Subject Matter:         Delivery Date:
      8           Barbara Stanwick        2/28/97
      9           Walter Matthau          To Be Determined By A&E
      10          Warren Beatty           To Be Determined By A&E

      Any change of the Subject Matter for any of the above referenced Programs shall be subject to the prior approval of A&E.

2. BIOGRAPHY(R) is a registered trademark and servicemark of A&E, and Producer acknowledges that it has no right, title or interest in BIOGRAPHY, except as expressly set forth herein.

Except as specifically amended herein, all the terms and conditions of the Agreement are hereby ratified and confirmed.

If the foregoing is acceptable to Producer, please indicate Producer's approval by signing in the space provided below and returning a copy of this amendment to the attention of the Vice President & General Counsel, A&E Television Networks.

Sincerely,
                                    ACCEPTED AND AGREED:
A&E TELEVISION NETWORKS
                                    WOMBAT   PRODUCTIONS   A  Division   of  the
                                    CineMasters Group, Inc.
By:  /s/ Anne S. Atkinson
      Anne S. Atkinson
      Vice President &
      General Counsel               By:  /s/ Gene Feldman
                                    Gene Feldman, President
                                    Print Name & Title